Exhibit 10.14

                        DESCRIPTION OF DELUXE CORPORATION
                        NON-EMPLOYEE DIRECTOR RETIREMENT
                         AND DEFERRED COMPENSATION PLAN

Directors are not nominated for reelection to the Board of Directors after their 72nd birthday. Non-employee directors with at least five years of service who resign or are not nominated for reelection are entitled to annual payments equal to the annual non-employee director retainer in effect on the date of their retirement for the lesser of ten years or the number of years the retiree served on the Board. Retirement payments do not extend beyond the lifetime of the retiree, and are contingent upon the retiree's availability for consultation with management and refraining from engaging in any activity that is competitive with the Company.

A non-employee director may elect to defer receipt of his or her compensation until they cease to serve as a director of the Company. Amounts deferred bear interest at the prime rate charged by First National Bank of Saint Paul from time to time. The Company does not set money aside to fund the payment of any deferred compensation. Deferred amounts, together with the interest credited thereon, are paid to a former director in either a single payment or in installments, all as determined by the Board of Directors (with the former director abstaining). Payments commence 90 days after a director ceases to serve and, in the absence of a contrary determination by the Board of Directors, are paid in ten equal annual installments. A director's election to defer his or her compensation continues from year to year unless revoked, and any such revocation applies only to compensation earned after the calendar quarters during which notice of revocation is given. Upon the death of a director whose fees have been deferred, the amount credited to such director's deferred account is paid to the legal representative of such director's estate.